Exhibit 10.12

Cash Compensation of Outside Directors

Cash Compensation of Non-Employee Directors is as follows:
Annual Retainer: $45,000
Additional Annual Retainer for Chairman of the Board: $30,000
Additional Annual Retainer for Audit Committee members:

Chairman:	$20,000
Other members:	$10,000
Additional Annual Retainer for Compensation Committee members:

Chairman:	$15,000
Other members:	$8,000
Additional Annual Retainer for Nominating and Governance Committee members:

Chairman:	$10,000
Other members:	$5,000

Fees are paid quarterly in arrears. There are no per meeting fees.